Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ansoft Corporation:

We consent to the use of our reports dated June 7, 2007, with respect to the consolidated balance sheets of Ansoft Corporation as of April 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 and the effectiveness of internal control over financial reporting as of April 30, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report covering the April 30, 2007 consolidated financial statements refers to a change in accounting for share based payments in 2007.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

June 2, 2008